Exhibit 14.1

CODE OF BUSINESS CONDUCT

Dear Navient Team Member:

One of Navient’s core values is “We Earn the Trust.” Building trust with our customers and colleagues—and all our stakeholders—is an essential ingredient to our success. Across the Navient family of companies, the work we do involves a large number of transactions, many that involve personal and sensitive information, and thus are appropriately subject to strict rules and regulations. Each and every one of us has a role to play in ensuring we fully follow all our policies and procedures and that we contribute to a culture of trust and integrity.

Our Code of Business Conduct provides a broad set of clear principles and expectations for all employees across the Navient family of companies, including our executive officers and our Board of Directors. Each of us is responsible for abiding by and enforcing the Code, including reporting any questionable activities using the resources provided in the Code. If you are ever unsure about how the Code applies to a particular situation, use the many resources in our Code to seek guidance. Navient will never retaliate against any employee who, in good faith, reports a questionable activity or asks a question related to the Code.

Thank you for giving our Code of Conduct your full attention and for living up to its specifics and its spirit.

Kim Merrill

Chief Compliance Officer and Code of Business Conduct Officer

INTRODUCTION

The Navient Code of Business Conduct (Code) provides principles and expectations for performing our job responsibilities in an ethical way. The Code applies equally to all of us – employees, officers and directors of all Navient companies, including Navient Solutions, LLC, Earnest, LLC, and all other direct and indirect subsidiaries of Navient Holdings, Inc. (referred to collectively as “Navient”), as well as consultants hired by Navient. If a subsidiary or affiliate has published additional guidelines due to regulatory requirements specific to its line of business, its employees must follow those guidelines in addition to this Code.

If you do not understand any part of this Code, please contact the Ethics and Code of Conduct Officer. In addition, because the Code does not address every potential ethical or legal decision that we may face, always seek advice from your supervisor (if appropriate) or any of the other resources in the Requesting Assistance section in situations where you have any doubts about a matter that appears to have legal or ethical consequences.

Any waiver of this policy that affects a Director, Navient Executive Officer, or Senior Vice President and above must be approved by the Board. Any other waiver requires approval by Navient’s Ethics and Code of Conduct Officer. Notification of the waiver will be promptly provided to Navient’s Chief Financial Officer, Chief Compliance Officer, General Counsel, and Chief Human Resources Officer.

ETHICS AND CODE OF BUSINESS CONDUCT OFFICER

Kim Merrill, Chief Compliance Officer and Ethics and Code of Business Conduct Officer

[***]

[***]

REQUESTING ASSISTANCE

If you have a question regarding any policy contained in this Code or you are aware of an actual or potential breach, in most instances, the first person you should contact is your supervisor, your Department Head or Employee Relations at [***]. There are four important exceptions –

1)	If you become aware of potential fraudulent activity, the first person you should contact is the Ethics and Code of Conduct Officer.

2)

If you become aware of a failure by Navient to comply with federal or state consumer protection laws and/or by the federal securities laws and SEC rules, regulations or guidance, or if you, or anyone else you are aware of, are asked to discharge your/their respective duties in a manner that fails to comply with any such rules, regulations, or guidance, you shall immediately report the event to the Ethics and Code of Conduct Officer via email or the Ethics and Code of Conduct Helpline at [***].

3)	If you become aware of potential discrimination or harassment, the first person you should contact is Employee Relations at [***].

4)

If an employee identifies any concerns regarding algorithmic bias with any model being used for underwriting decisions, they should call the Navient Code of Conduct Helpline at [***], which is a toll-free number available 24 hours a day, 7 days a week. The Ethics and Code of Conduct Officer will work with the Earnest and Navient algorithmic oversight team to address these concerns without any repercussions to the filer.

5)	If you feel that these people have not addressed your information appropriately or if the circumstances make it inappropriate to discuss the matter with them, then you may contact:

a.	The Ethics and Code of Conduct Officer;

b.	The Ethics and Code of Conduct Helpline any time, any day by dialing [***]; or

c.	The General Counsel.

To the maximum extent possible, Navient will protect the confidentiality of persons who report possible misconduct. You may report misconduct on an anonymous basis by calling the Helpline. However, we may be unable to properly or completely investigate allegations that are made anonymously.

Please keep in mind that the Ethics and Code of Conduct Helpline is to be used to report actual or potential breaches of this Code of Business Conduct and to ask questions regarding whether actions conform with or violate the Code.

IF YOU ARE INVOLVED IN AN INCIDENT

It is our policy to promptly respond to requests for guidance concerning the Code and to investigate suspected violations of this Code. If you suspect or detect any inappropriate activity, report it immediately. Incidents of fraud and theft will be referred for criminal prosecution when appropriate. Efforts will be made to preserve the confidentiality of any information you provide.

If you are involved in this type of investigation:

1)	Do not attempt to investigate a suspected case of fraud or dishonesty and do not attempt to confront the suspected party.

2)	Do not terminate an employee without first consulting Employee Relations [***], obtaining specific guidance and approval on how best to proceed.

3)	Do not promise to forego reporting or threaten to report a crime to law enforcement authorities to encourage the return of stolen funds or property.

4)	Do not discuss the matter with others, unless instructed to do so. Contact Legal about how best to communicate with any law enforcement agency investigating or prosecuting a criminal complaint.

QUESTIONS TO ASK YOURSELF

Here are a few questions to ask yourself when confronted with an ethical issue.

1)	What is the purpose of the applicable laws, regulations or Navient policies? Is my action, even if it looks legal, going to be consistent with that purpose?

2)	Would I want my actions reported on the evening news or in trade papers?

3)	What would my friends and family think of my decision?

4)	What will the direct and indirect consequences of my decision be for Navient?

5)	Even if I’m sure that my actions are proper, is there a risk that they may appear to others as improper?

After asking yourself these questions, if you are still unsure about how to proceed, then stop for a moment and seek assistance from the individuals listed in the Requesting Assistance section of the Code. Always think before you act. If you are told to do something that you think or know is wrong, do not do it. Remember we are each responsible for our actions.

IF YOU’RE UNSURE, ALWAYS ASK MORE QUESTIONS

NO RETALIATION

In accordance with Navient’s Corporate Code of Business Conduct & Whistleblowing Policy (#1344), any employee who reports concerns will not be subject to discipline or retaliation if the allegation was brought in good faith.

On the other hand, any employee who deliberately makes a false accusation with the sole purpose of harming or retaliating against another employee will be subject to disciplinary action.

ACCURACY OF BOOKS AND RECORDS/FALSE CLAIMS

In all businesses, accurate books and records are critical. In our work at Navient, precision in our books and records is essential. Inaccurate, false, misleading, incomplete or careless record keeping is not acceptable. This rule applies to every facet of our business. Falsifying company records or altering company records could lead to criminal prosecution and/or civil liability of Navient, the employee involved and coworkers. There is no benefit that justifies intentionally providing false information in company records.

Navient and the business community in which we operate rely on the truthfulness and accuracy of our record keeping. For instance, the board of directors, stockholders, customers, suppliers, government regulators and others depend on the information they receive from us and expect it to be accurate. Commitment to accuracy enhances our reputation in the business community and minimizes potentially costly legal exposure. It is also an essential component of the business planning process and affects our growth prospects.

Specific laws and regulations that pertain to all areas of our business must be followed. For example, as a purchaser and servicer of education loans, Navient is subject to very specific laws and regulations, including due diligence requirements, in servicing loans. It is our policy that all employees comply strictly with the spirit and letter of these laws and regulations. Criminal prosecutions occur in the education loan industry against individuals falsifying servicing histories.

Navient has a zero-tolerance policy for intentional falsification or alteration of corporate records.

Following are some examples of falsification or alteration of corporate records:

•	Diverting payment from third parties to an individual instead of the company.

•	Forging or altering negotiable instruments such as company checks and drafts.

•	Knowingly submitting false expense claims.

•	Unauthorized procuring of payment by the company for personal purchases.

•	Converting to personal use, or other misappropriation of, cash, securities, supplies or any other company asset.

•	Unauthorized handling or reporting of company transactions.

•	Schemes where the company commits fraud against its employees or third parties.

•	Improperly avoiding an expense (e.g., tax fraud).

•	Unauthorized related party transactions.

•	Illegal acts and noncompliance with laws, rules and regulations.

•	Intentional falsification of borrower loan records or other company books and records.

•	Intentional errors in the recording and maintenance of financial records of the company.

•	Authorizing or receiving payment for goods not received or services not performed.

If you see any Navient employee or contractor engaging in what may be falsification or alteration of corporate records, report the situation as indicated in the Requesting Assistance section of this Code immediately.

Navient’s books, records, accounts and reports must accurately reflect its transactions and must be subject to an adequate system of controls to promote the highest degree of integrity. Reports and documents that Navient files with or submits to the Securities and Exchange Commission and other public communications, must contain full, fair, accurate, timely and understandable disclosure.

Question:

I was just on an extended business trip. Typically, I keep good track of my receipts for expenses that are reimbursable, but this time I lost a few. Will I still be reimbursed?

Answer:

In the circumstance in which you have lost a receipt and are unable to obtain a replacement, you should write a memorandum and attach it to your expense report that explains what the expense was and that you lost the receipts. In ordinary circumstances, your request will be granted.

Question:

Sometimes to complete a certain number of calls per day I hang up after an outbound call is answered so that I can move to the next call, but I document on the system “no answer”. Is this wrong?

Answer:

This is falsification of the system and it can result in termination.

ANTITRUST

Antitrust law is a collection of federal and state government laws that regulate the conduct and organization of business corporations, generally to promote fair competition for the benefit of consumers. It is Navient’s policy to comply strictly with all applicable antitrust laws. Following are examples of some of the activities that antitrust law prohibits:

•	Price fixing agreements, such as agreements to fix purchase premiums, servicing fees or collection fees;

•	Customer or supplier boycotts;

•	Agreements to allocate markets, such as agreements not to compete on particular Requests For Proposal (“RFP’s”) or other business opportunities;

•	Bid rigging;

•	Exchanging information regarding prices, fees or discounts; and

•	Other types of agreements with competitors that are anti-competitive.

With this list in mind, you should adhere to the following rules:

1)	Do not initiate any discussion with a competitor that in any way touches upon the above activities, even in very general terms.

2)	If one of our competitors contacts you regarding a prohibited activity, stop the conversation immediately and contact the Ethics and Code of Conduct Officer.

3)

In all situations when you come into contact with representatives from our competitors, be careful what you say. In particular, you should exercise good judgment and discretion at trade association and professional meetings.

The antitrust laws are highly complex. You should contact Legal whenever you have a concern that may involve this area of law. Joint bids with non-Navient entities should also be reviewed by Legal.

ATTORNEY-CLIENT PRIVILEGE

To encourage candor and openness in seeking and providing legal advice, the law recognizes an attorney-client privilege which shields some communications between Navient’s employees and its attorneys from disclosure in connection with litigation. To maintain this privilege, communications to and from Navient’s attorneys for the purpose of seeking or giving legal advice must not be disclosed to others unless authorized by Navient’s Legal Department.

AUDITS AND INVESTIGATIONS

Audits of all corporate activities, including audits of compliance with this Code of Business Conduct, are periodically performed by Navient’s external or internal auditors and attorneys, clients or government officials. Our policy is to cooperate fully with any appropriate investigation, while at the same time protecting the legal rights of the corporation and of our employees. We have procedures for responding to routine investigations conducted by our clients and loan guaranty agencies. In any other situation, if you or someone who reports to you is contacted by a government investigator who asks you for an interview, seeks information or access to our files, or tells you that Navient or an employee of Navient is under investigation, you should immediately contact the Legal Department in accordance with the Government Inquiry Policy (#1447).

If you are involved in an audit or investigation:

1)

Do not destroy any documents within Navient’s possession or control if you expect those documents to be requested by the government or a court, even if the Records Management Program (#2134) would otherwise permit. The definition of document includes electronic media such as computer files and e-mail.

2)	Always respond honestly and candidly. Never attempt to convince any other Navient employee or other person to provide misleading or untrue information to auditors or investigators.

3)

If you receive a grand jury subpoena or subpoena to testify in a legal proceeding concerning Navient records, submit that document to Legal before any other action is taken. If you receive a subpoena directing Navient to produce documents in a proceeding in which Navient is not named as a defendant, contact Legal.

4)

If an investigator or lawyer for the government contacts you outside of the workplace, you are strongly encouraged to contact Legal before responding. If you decide to speak to a government investigator, you should be entirely truthful.

BUSINESS COURTESIES AND GIFTS

In certain instances, giving gifts is an accepted part of doing business. However, any exchange of gifts must be in compliance with Navient’s Gifts Policy (#1346).

Question:

During the holiday season, I received a wine and cheese basket from a bank with whom we do business. It looks really fancy – I’m sure it’s worth $100. May I keep it?

Answer:

No. You should share the gift with co-workers. If a gift cannot be consumed in the office, distribute it using a random process or donate it to a charitable organization.

Question:

One of our vendors is sponsoring a seminar for all of its clients, not just Navient. The seminar sounds really interesting, and it won’t cost Navient anything for me to go – they’ve offered a free ticket for admission, and to pay my plane ticket, hotel and meals. Is this a gift?

Answer:

Yes, it is. If the seminar substantially furthers Navient’s programs and operations, generally, you may accept the admission ticket to the seminar and accept the meals served there; however, you should charge your travel and lodging to the company, not the vendor. See the Gifts Policy for further detail and conditions.

Question:

What if I am unsure if a specific gift or entertainment offer lies within the bounds of acceptable business practices?

Answer:

Ask yourself the following questions, but also feel free to contact the Ethics & Code of Conduct Officer (or Legal at Earnest) for guidance:

•	Is it clearly related to Navient’s business?

•	Is it reasonable and in good taste?

•	Do I feel pressure to reciprocate by giving the third-party business? Or conversely, am I putting inappropriate pressure on someone else to close a deal with Navient?

•	Will I be comfortable if the situation becomes public knowledge?

COMPUTER SOFTWARE AND E-MAIL

Most of the computer programs that we use to conduct our business are protected by copyrights. It is our policy to respect these copyrights, as well as to comply with all laws and license agreements regarding the proper use of computer software. Accordingly, apart from authorized back-ups that are allowed by a license agreement, you should not make copies of computer programs. Also, you may not remove any copyrighted computer software from the premises except as required to work remotely. If your job entails writing computer programs, you must first confirm with Legal that a valid license has been obtained before using or referring to lines of code written by a third party.

Navient provides its employees with e-mail, instant messaging and/or text messaging to be used for business purposes. The corporation may from time to time publish policies on limited personal use of such electronic communications, and you are responsible for knowing and conforming with these policies. It should be recognized that there is no expectation of privacy with e-mail, instant messages or text messages pertaining to company related business or with any e-mail, instant messages or text messages that are sent or received using company assets and/or company provided applications or systems. Unlike an oral conversation, such electronic communications can be permanently recorded. If you send such electronic messages, expect that the recipient may print it or forward it to others. Also, your messages remain on Navient’s computers or even external computers for at least several months. Accordingly, you must exercise caution and discretion when sending e-mail, instant messages and text messages. E-mail, instant messages and text messages are like a business letter and should not include any objectionable statements or derogatory remarks. Sending these electronic messages that are in any way obscene or harassing is strictly prohibited. The company reserves the right to audit such electronic communications of its employees.

We provide some of our employees with Internet access to assist them in conducting company business and we have a strict policy regarding Internet usage. You may use the Internet for personal reasons on a limited basis, but you may not use Internet Relay Chat (IRC) or other “chat” programs, internet-based instant messaging (IM) or peer to peer (P2P) file sharing, unless this activity is a part of your normal job/duty and approved by your manager. You also may not send chain letters, download music, videos or software or view pornographic, illegal or otherwise offensive Web sites. Two key policies to reference are the Acceptable Use Policy (AUP) (#2121) and the Internet Usage Policy in the Corporate Information Security Program (CISP) (#2091), or similar guidance for affiliates not yet subject to these policies.

CONFIDENTIAL INFORMATION

We expect our employees to safeguard confidential information about Navient and about the companies and clients with which we do business. The Corporate Information Security Program (CISP) (#2091) or similar guidance for affiliates not yet subject to this policy, includes a data classification matrix providing guidance on security requirements for specific types of documentation. The protection of this information is very important to us. Accordingly, our employees must not disclose such confidential information to unauthorized parties.

We are also concerned about protecting the systems and product designs, procedures, source code, specifications, pricing guides, documents, software and other work product that our employees produce during the course of their employment. Such work product is the property of Navient, and as such, Navient is entitled to ownership of the copyright, patent, trade secret and any other proprietary rights to the material. In this regard, you may not copy, remove or send outside the company via any medium any proprietary documents or other materials except as authorized. Confidential information also includes personnel records and information relating to pending or threatened litigation.

Navient often hires independent contractors who develop software or other documents. Sometimes the independent contractors own the copyright to their work product, and sometimes they agree to transfer the copyright to us. Before hiring an independent contractor to create software or documents for Navient, you must ensure that there is a contract determining the rights of ownership.

We have the following specific rules regarding the protection of confidential information:

1)

Disclosures of confidential information to outside parties, other than agents of the company, are to be made only after the parties have signed a confidentiality agreement. Without appropriate safeguards, disclosure of Navient confidential information may result in the loss of our ability to claim that such information is confidential or violate privacy rules.

2)

Receiving confidential information from third parties can also lead to legal exposure. Therefore, do not accept material that you know or suspect is confidential without first contacting the Ethics and Code of Conduct Officer.

3)

New employees should be hired because their particular skills match an open job description. Employees should never be hired for their knowledge of a past employer’s confidential information. The process of vetting applicants is managed by Human Resources/People Team and is focused on identifying candidates that possess skill sets that match the open positions within Navient. Where appropriate, Human Resources/People Team and Legal will review an employee’s severance agreement and/or employment contract to ensure the confidentiality of proprietary information.

4)

After leaving employment with Navient, a former employee maintains an obligation not to disclose Navient’s confidential business information. Employees may be asked to sign confidentiality and non-disclosure agreements at the time of employment and upon leaving Navient. Employees should be mindful of the content of these agreements and adhere to them.

5)	Employees should not attempt to gain access to any automated computer system and information for which access has not been authorized.

6)

Public or press inquiries should be directed to the Corporate Communications Department (or Marketing at Earnest if about our Earnest product). Inquiries from stockholders should be directed to Investor Relations.

7)	Confidential business matters should not be discussed with friends or family or in public places. For more information, reference the Employee Responsibility Toward Social Media Policy (#1918).

Question:

Is it okay to show a Navient training or promotional video at a meeting with an institutional client?

Answer:

If the video was purchased by Navient from a third party for internal purposes only, then you need to ask the third party for permission. If the video was developed by Navient for training or other internal purposes, unless it was developed specifically for showing to people outside the company, then it probably contains information that is confidential or proprietary. When in doubt, consult your supervisor and the person who controls the video whether you may share it with customers or other outside organizations.

CONFLICTS OF INTEREST/OUTSIDE EMPLOYMENT

It is vitally important for Navient to protect those interests that allow Navient to thrive and grow as a business, including such interests as its confidential information, trade secrets, reputation, integrity, and the general well-being of the industries in which it does business, including but not limited to the student loan and financial services industries (collectively referred to as “Navient’s protected interests”). Conflicts of interest may be apparent or actual. An actual conflict of interest arises when your personal situation clouds your judgment and affects your ability to act in a manner consistent with Navient’s protected interests. An apparent conflict occurs when your personal interests have the potential to interfere or could be perceived by others to interfere with your ability to exercise your judgment in the best interests of Navient. At Navient, we need to be particularly careful about conflicts of interest because many of our employees have personal or family relationships with customers whose accounts we own or service.

As a Navient employee, you must avoid conflicts of interest. Before you engage in any activity that could give rise to either an actual or apparent conflict of interest, you must notify your supervisor. You may be required to refrain from the activity or to take other action as directed by Navient.

In addition, employees must report to the Ethics and Code of Conduct Officer any instance where:

(i)

you currently serve, have agreed to serve, or have any plans to serve, as an officer or on the board of directors, board of trustees or board of managers of any outside organization, business or other entity that (i) is a financial services enterprise, an institution of higher education, or otherwise a customer, competitor[1] or supplier of Navient, or (ii) has a stated or active purpose that has the potential to represent a material conflict with Navient’s protected interests;

(ii)

you or, to your knowledge, members of your immediate family have any financial interests in any non-publicly traded company that (i) is a financial services enterprise, an institution of higher education, or otherwise a customer, competitor or supplier of Navient, or (ii) has a stated or active purpose that has the potential to represent a material conflict with Navient’s protected interests;

(iii)	you currently serve, have agreed to serve, or have any plans to serve, on the board of directors of any publicly traded company; or

(iv)

you or, to your knowledge, members of your immediate family own one percent or more of the outstanding shares of any publicly traded company that (i) is a financial services enterprise, an institution of higher education, or otherwise a customer, competitor or supplier of Navient, or (ii) has a stated or active purpose that has the potential to represent a material conflict with Navient’s protected interests.

Accordingly, employees must adhere to the following rules regarding conflicts of interest:

1)

You must inform your supervisor of any family or personal relationship that might influence or appear to influence your judgment and ability to act in the best interests of Navient. Examples of potential conflicts include:

•	Relationship which prevents you from completing a performance appraisal objectively;

•	Request for release of a liability for a student loan; or

•	Approval of a particular business transaction.

[1]

For purposes of this section, the term “competitor” is defined as any entity that offers or provides products or services of a similar nature that are offered by any Navient company or line of business.

2)	You must not be married to or in a romantic relationship with another employee who is your supervisor or subordinate, or to whom you report or supervise directly or indirectly.

3)

Considering the nature of our business, from time to time it is possible that we will own, purchase, service or collect on accounts, loans or other debt of our employees or their close friends or relatives. If you find yourself in a position to directly affect or otherwise influence your accounts or the accounts of relatives or friends, you must notify your supervisor immediately. If you find yourself in a position to directly affect or otherwise influence the accounts of your direct subordinates or supervisors, you must notify your next level up manager.

4)	You must disclose any personal or financial interest that you or, to your knowledge, members of your immediate family may have in a matter related to Navient.

5)

You cannot accept payment from any other source for work you do at Navient. If you receive an offer of payment from a party other than Navient for work you do at Navient, you must notify your supervisor immediately.

6)	You cannot be employed outside of Navient if such a position interferes with your work at Navient. Reference Navient’s Outside Employment Standard (#1908).

7)

You or members of your immediate family may hold stock in a publicly traded company that is a financial services enterprise, an institution of higher education, or otherwise a customer, competitor or supplier of Navient. However, you may do so only if you own less than one percent of the company’s outstanding shares. Any exception to this policy must be approved by the Ethics and Code of Conduct Officer after full disclosure.

8)	Board and Officer Positions in Outside Organizations

a.

You may serve as an officer or on the board of directors, board of trustees, or board of managers of a non-profit organization such as parent-teacher associations, youth sports organizations, religious organizations, and homeowners’ associations, subject to the restrictions listed below in Section 8.b.

b.

You may not serve as an officer or on the board of directors, board of trustees, or board of managers of any outside organization, business or other entity if such organization is a financial services enterprise, an institution of higher education, or otherwise a customer, competitor or supplier of Navient,

c.	You may not serve on the board of directors of any publicly traded company, unless prior approval is granted by the Chair of the Board of Directors of Navient Holdings, Inc.

d.

Navient may rescind any prior approval of an outside board or officer position to avoid any actual or apparent conflict of interest, or for any other reason deemed to be in the best interests of Navient.

Question:

Do Navient’s conflict of interest rules apply to good friends or distant relatives?

Answer:

Typically, these rules apply to immediate family members. However, if you have a particularly strong relationship with a friend or distant relative whose business conflicts with ours, such as if the person lives in your home, then the rules may apply. You should discuss the situation with the Ethics and Code of Conduct Officer or Employee Relations at [***].

CORPORATE OPPORTUNITIES

Employees may not: (a) take advantage for themselves personally of opportunities related to Navient’s business; (b) use Navient property, information, or reputation for personal gain; or (c) compete with Navient for a business opportunity.

CUSTOMER PRIVACY

Navient is committed to protecting our customers’ privacy. Policies and procedures have been established to provide specific guidelines on how this is accomplished. The nature of our business means that we collect and create a large amount of personal information about borrowers and other individuals: their email addresses, their Social Security numbers and their repayment habits, to list a few examples. Navient must follow the many laws and regulations that govern the privacy and security of consumer information. Navient monitors laws and regulations as well as industry organizations and best practices to ensure we do all we can to protect our customers’ privacy. You must safeguard all personal information about our customers by ensuring that this information is only used for authorized purposes, only disclosed to authorized outside parties and fellow employees, and is properly and securely maintained. These steps that you take are key to assisting Navient protect our customers. Refer to Navient’s Corporate Privacy Policy (#8707) for further guidance.

Question:

I have access to a computer that contains borrower records. I’d like to look up how much money some of my friends owe on their student loans. If I don’t alter any information, may I do this just to satisfy my curiosity?

Answer:

No. Financial records are to be kept private. If you read files without proper authorization, you may be subject to immediate termination.

Question:

A friend has asked me to make a personal loan to him. I would like to see his credit record before making a decision. May I access his credit record through Navient resources?

Answer:

No. This is a breach of Navient’s confidentiality rules, of Navient’s agreement with the credit reporting agencies and an improper use of Navient corporate resources. You have no need on behalf of Navient to have this information. The system to obtain credit reports is only for Navient business purposes, not for the individual purposes of employees. The proper way to handle this would be to ask your friend to obtain a copy of his credit report and provide it to you.

DRUGS, ALCOHOL AND FIREARMS

It is Navient’s policy to promote the safety and well-being of its employees and establish and maintain a healthy work environment. Accordingly, our work environment must be free from substance abuse and weapons. Reference the Drug Free Workplace Standard (#1892).

The following rules apply:

1)	No alcoholic beverages may be consumed on company premises except in connection with company-authorized events or as otherwise approved by senior management.

2)	All persons are prohibited from being under the influence of alcohol, marijuana, or illegal drugs while on Navient premises or while performing official business for Navient.

3)	The sale, possession, transfer or purchase of illegal drugs on company property or while performing company business is prohibited.

4)

Firearms and other weapons are prohibited on company premises. The term “company premises” shall include, without limitation, vehicles while on company premises, except to the extent that such prohibition is not permitted under applicable law.

Navient has contracts with established employee assistance providers at all major corporate locations. The employee assistance plan (EAP) provides diagnostic counseling and treatment services to any employee experiencing an alcohol or drug-related problem. A self-referral may be made without notifying anyone in the corporation. Information regarding EAP is available to all employees at MyNavientWellbeing on Navigator.

EMPLOYMENT AND EQUAL OPPORTUNITY

Navient is an at will employer. This means that you are free to leave your job at any time for any reason and that Navient is free to terminate your employment at any time for any non-discriminatory reason.

It is Navient policy to hire, promote, and retain the best qualified individuals for our employment opportunities. Our policies are intended to provide equal employment opportunity for all employees and job applicants without regard to an employee’s or applicant’s race, color, religion or religious creed, sex, gender, sexual orientation, age, mental disability, physical disability, medical condition, ancestry, national origin, marital status, citizenship status, protected veteran status, military or veteran status, gender identification, gender expression, genetic information, familial status, or any other basis prohibited by applicable law.

Please refer to the Equal Employment Opportunity Policy (#1842) for further guidance.

Question:

My supervisor treats employees differently than all the other supervisors at our location. What should I do?

Answer:

Contact Employee Relations at [***].

Question:

I think I’m being discriminated against because of my age. What should I do?

Answer:

Contact your Employee Relations at [***]. Navient strictly adheres to all equal employment opportunity laws, and as such, does not discriminate on the basis of age.

FAIR DEALING

Employees should deal fairly with the company’s customers, suppliers, competitors and employees. No one should take unfair advantage of another individual or company through manipulation, concealment, abuse of confidential, proprietary or privileged information or misrepresentation of material facts.

GOVERNMENT CONTRACTING

From time to time, certain Navient lines of business enter into contracts with federal and state government agencies. The laws and regulations relating to contracting with the government impose different and far more extensive requirements than those encountered with other customers. In many cases, common commercial business practices violate statutes and regulations that govern contracts with federal or state government agencies. Violations of these statutes and regulations could subject Navient to fines, penalties (such as debarment or suspension from future government contracts), and in some instances, criminal prosecution of either Navient or individual employees.

If your position involves government contracting, contact the General Counsel to obtain support for the bidding process and to keep apprised of statutes and regulations that may be relevant to your work.

If your position involves bidding on or performing work under a government contract, there are federal and procurement laws and regulations that may impact you that require, among many other topics:

•	Accurate and complete tracking and billing of all labor and materials cost;

•	Faithful and strict conformity to all contract specifications and requirements;

•	Compliance with the Truth in Negotiations Act, including the proper submission of “cost or pricing data”;

•	Avoidance of fraudulent demands for payment of money or the transfer of property that could potentially violate the False Claims Act;

•

Compliance with the Anti-Kickback Act of 1986, prohibiting Navient employees from offering, giving, transferring or receiving anything of value, for personal or Navient benefit, to any official, employee or agent of the federal government; and

•	Compliance with rules regarding hiring or soliciting employment of present or former government officials.

Question:

Without asking for it, I recently received confidential information about a competitor who is bidding for the same government contract. What should I do?

Answer:

You should immediately contact the General Counsel and forward the information to him/her. Do not read the material or make any copies. If you receive such information verbally, you should immediately tell that person that such discussions violate Navient’s policy and you must stop the discussion immediately.

INCENTIVE COMPENSATION PLANS

A key component of Navient’s compensation philosophy is to offer incentive compensation arrangements that attract and retain qualified employees and ensure that total compensation paid to employees is reasonable in a market context. Navient incentive plans provide risk-balanced direction and motivation for employees to achieve superior financial and operating performance while providing them with opportunities to share in the success that they help create.

A desire to achieve additional compensation and success in an Incentive Compensation Plan never supports violating any section of the Code of Business Conduct or Navient policies or procedures. If you ever feel you are being pushed to violate law, regulation or policy in order to achieve goals, report this situation immediately as outlined in the Requesting Assistance section.

Question:

I’m required by law to document the number of times that I’ve called a borrower and my Incentive Compensation Plan (ICP) rewards me to make a certain number of calls per day. I didn’t have time to make all my calls, so I’m just going to make an entry on the system that I’ve made the calls and try to make them another day. Am I doing anything wrong?

Answer:

YES! You are violating laws relating to education loan collection practices, Navient policies, and the ICP acknowledgement you signed. You should NEVER falsify company records. Navient’s ICP program is intended to improve and reward your performance while serving the interests of Navient’s customers. Navient maintains controls designed to detect inappropriate ICP practices and regulators require Navient to continuously review the ICP program and controls to ensure the ICP is motivating only appropriate behavior.

INSIDER TRADING

Insider trading means trading in securities while possessing material inside information not made publicly available to the investor community. Insider trading is a very serious matter: it is not only unethical but illegal. Federal securities laws provide severe civil and criminal penalties for engaging in insider trading.

“Material” information is that which a reasonable investor would consider important in deciding whether to buy, sell, or retain a security. “Inside” information is information not widely disseminated or generally known to the public.

In addition to the above restrictions against trading in Navient securities, a Navient employee having “material, inside” information about companies with which Navient does business may not purchase or sell the securities of those companies.

In both scenarios, where the “material, inside” information relates to Navient securities or securities of companies doing business with Navient, it is also illegal to pass on “material, inside” information to others, including family and friends, who then trade on that information.

For additional information, employees may reference the Navient Securities Trading Policy (#2092).

Question:

Are Navient employees prohibited from purchasing and trading Navient stock?

Answer:

No. Employees are not restricted from trading Navient stock, but insider trading rules apply.

PERSONAL FINANCE

Because of the nature of the corporation’s business, your personal financial situation, if improperly handled, could undermine both your credibility and that of Navient. Considering the nature of our business, it is particularly essential that you be above reproach in the handling of your student loan indebtedness, if any. Navient monitors the status of employees’ education loan accounts owned or serviced by Navient.

POLITICAL ACTIVITIES

We encourage our employees to become involved in all aspects of our country’s political process. Political activity, however, has to take place on personal rather than company time and it is important during the course of personal participation in the political process that employees in no way implicitly or explicitly suggest that their personal positions are those held by the corporation.

The following policies provide guidance on interacting with government officials: Contact with Government Officials Policy (#1448) and Government Inquiry Policy (#1447) and Political Contributions Statement Policy (#3607).

Some key requirements in the policies include:

•

Navient does not contribute corporate funds or make in-kind contributions to candidates for federal office or to national party committees. For corporate contributions that are prohibited under applicable state or other laws, Navient’s policy is the same as that for federal candidates. Use of corporate funds for any political activities, including membership in political organizations or hiring consultants to lobby at the local, state or federal level, are subject to prior approval of the Chief Financial Officer.

•

Federal law permits a corporation to use its facilities and employee services to communicate with its executives on any subject, including expressly advocating the election or defeat of a candidate and solicitations. Therefore, an employee may engage in a so-called “internal fund-raising activity” targeted to most managers and all officers, directors and shareholders. There is also an express exception for expenses borne by a corporation for corporate sponsored events at which a candidate appears, such as a breakfast, luncheon or cocktail reception for a candidate to which only executives are invited.

•	Navient is required to register and report the lobbying activities of its employees. Such activities include:

a)

communicating with any member or employee of the U.S. Senate or the House of Representatives, any state legislature, or any local governmental council or legislature, for the purpose of influencing legislation;

b)	communicating with certain executive branch officials in the federal, state or local government for the purpose of influencing any government executive branch action; and

c)	engaging in research or other activities to support or prepare for such communication.

Senior officials of the U.S. Departments of Education, Health and Human Services and Treasury are also covered by the registration rules.

1)	So that Navient may properly register and report its lobbying activities, you must notify the Ethics and Code of Business Conduct Officer before engaging in any lobbying activities listed above.

2)	If you intend to testify before any legislative or regulatory body, whether federal, state or local, you must obtain approval from the Ethics and Code of Business Conduct Officer.

3)

As an employee, you may not represent the corporation on policy issues except when it is part of your job to do so. Thus, you cannot allow your affiliation with Navient as an employee to be used in favor of or against any candidate, issue or cause.

Question:

If I want to send an e-mail message to my Congressman on my own time to express my own view on something, may I send the message from my PC at work?

Answer:

No. If you send the message from your Navient e-mail account, the fact that your e-mail address reflects the Navient name could imply that the company supports your position. Use of Navient assets (e.g., a Navient PC or company phone) is also not allowed if you are sending a message related to your Congressman’s campaign for reelection.

PROTECTION OF COMPANY ASSETS

Company assets, such as information, supplies, equipment, materials, intellectual property, software, hardware and facilities, are valuable resources and are to be used only for business purposes. Safeguarding this property from loss, damage or theft is the responsibility of all employees. No one may take Navient property or assets for personal or third-party use or gain, nor give them away, sell or trade them without proper authorization.

WORKPLACE ENVIRONMENT

All Navient employees deserve to be treated with respect and to work in an environment where we feel safe and free from offensive behavior, discrimination, harassment, retaliation or intimidation. To make this happen, we must all treat each other with courtesy, respect, dignity, and professionalism at all times.

Workplace violence, which includes, but is not limited to bullying, threats or threatening behavior, intimidation, harassment or assault, will not be tolerated.

All employees are expected to review and follow the Discrimination, Harassment, and Retaliation Prevention Policy (#1844).

DISCIPLINE AND SANCTIONS

If you violate any of the policies set forth in this Code, you subject yourself to discipline, up to and including termination. If you violate certain of the policies set forth in this Code, you may subject yourself and Navient to civil liability and/or criminal liability, including criminal penalties.

Discipline will be handled fairly and consistently and is coordinated between the Ethics and Code of Conduct Officer, Compliance, and Employee Relations. All disciplinary actions are reviewed by a centralized group within Human Resources (Employee Relations). Some business areas maintain a progressive disciplinary actions matrix (approved by Human Resources) which outlines the consequence for each infraction type (verbal warning, written warning, termination, etc.) Where appropriate, Navient will not limit itself to disciplinary action but will pursue legal action against offending employees and other individuals involved. In some cases, Navient may have a legal or ethical obligation to call violations to the attention of appropriate enforcement authorities.

SENSITIVE INVESTIGATIONS

If the Ethics and Code of Conduct Officer or any other employee receives a complaint that he or she believes may be a Sensitive Complaint, he or she will forward that complaint immediately to the General Counsel in a manner that clearly identifies the matter as a potential Sensitive Complaint. A Sensitive Complaint is a complaint containing allegations that:

•	Concern improprieties in accounting, auditing, financial record keeping or internal accounting controls;

•	Involve conduct of executive officers;

•	Have realistic potential to cause significant financial, legal or regulatory consequences for the Company; or

•	Concern systemic criminal conduct.

The General Counsel or his/her designee shall review all Sensitive Complaints with the appropriate committee of the Board of Directors of the Company, and, determine, in consultation with that committee, the necessity of an investigation and, if so warranted, shall oversee investigations of Sensitive Complaints.

CLOSING THOUGHTS

It is up to each of us to always choose to do the right thing when faced with a choice about what to do. While it may not seem like a big deal to do something just once that isn’t in line with our Code of Conduct, remember, it only takes one time to have a negative impact on our good name.

Doing the right thing means making good choices but it also means reporting something you may observe where someone hasn’t made a good choice. There are many ways to report a potential violation; don’t hesitate to use them. There is absolutely no retaliation toward someone who is trying to look out for the best interest of our company.

Maintaining an ethical environment is good for all of us.

October 2026